Exhibit 99.1

For Immediate Release

Investar Holding Corporation Announces 2023 First Quarter Results

BATON ROUGE, LA / ACCESSWIRE / April 20, 2023 / Investar Holding Corporation (“Investar”) (NASDAQ:ISTR), the holding company for Investar Bank, National Association (the “Bank”), today announced financial results for the quarter ended March 31, 2023. Investar reported net income of $3.8 million, or $0.38 per diluted common share, for the first quarter of 2023, compared to net income of $8.9 million, or $0.88 per diluted common share, for the quarter ended December 31, 2022, and net income of $10.1 million, or $0.97 per diluted common share, for the quarter ended March 31, 2022.

On a non-GAAP basis, core earnings per diluted common share for the first quarter of 2023 were $0.51 compared to $0.62 for the fourth quarter of 2022 and $0.68 for the first quarter of 2022. Core earnings exclude certain non-operating items including, but not limited to, swap termination fee income, income from insurance proceeds, loss (gain) on sale or disposition of fixed assets, net, loss (gain) on sale of other real estate owned, net, the Employee Retention Credit (“ERC”), and divestiture expense (refer to the Reconciliation of Non-GAAP Financial Measures tables for a reconciliation of GAAP to non-GAAP metrics).

Investar’s President and Chief Executive Officer John D’Angelo said:

“Investar Bank is strong and well-capitalized. We are uniquely positioned to serve our customers in our local markets through high-touch, relationship banking. Despite the tightening macroeconomic conditions and heightened market volatility, credit quality metrics improved further as nonperforming loans now represent only 0.27% of loans, and we continue to experience minimal charge-offs even as the portfolio grows and the yield improves. We believe strong credit quality is essential given the economic uncertainty in the months ahead.

We are continuing to strategically position our balance sheet for long-term profitability. Our cost of deposits and short-term borrowings continued to increase due to interest rate hikes by the Federal Reserve, which further compressed our margin. We proactively added $147 million of brokered time deposits with shorter maturities to lock in funding costs and reduce short-term borrowings. Uninsured deposits now represent only 32% of total deposits. We remain focused on taking the necessary steps to improve our key performance metrics. In the first quarter, we completed the sale of our two South Texas branches and consolidated a branch in our Louisiana market. We believe we did an excellent job of controlling expenses and continue to make progress towards our strategic priorities including optimization of the branch network and digital initiatives.

We remain focused on returning capital to shareholders. We repurchased 45,975 shares of our common stock during the first quarter and paid our 49th consecutive quarterly dividend.”

First Quarter Highlights

•	Credit quality continues to strengthen with nonperforming loans improving to 0.27% of total loans at March 31, 2023 compared to 0.54% at December 31, 2022.

•	Total loans increased $4.3 million, or 0.2%, to $2.11 billion at March 31, 2023, compared to $2.10 billion at December 31, 2022. Excluding loans associated with the Alice and Victoria, Texas branches sold to First Community Bank, total loans increased $18.2 million, or 0.9% (3.6% annualized), to $2.11 billion at March 31, 2023, compared to $2.09 billion at December 31, 2022.

•

Total deposits increased $63.3 million, or 3.0%, to $2.15 billion at March 31, 2023, compared to $2.08 billion at December 31, 2022. Uninsured deposits were 32% of total deposits at March 31, 2023 and 34% at December 31, 2022.

•	Investar held $31.3 million of cash and cash equivalents at March 31, 2023 and maintained $899.3 million of available funding from Federal Home Loan Bank Advances, the Federal Reserve’s Bank Term Funding Program (“BTFP”), and unsecured lines of credit with correspondent banks. Although Investar does not plan to utilize the BTFP, Investar’s borrowing capacity under the BTFP is $185.6 million based on the value of unpledged securities available to be used as collateral, valued at par value as permitted under the program. Cash and cash equivalents and available funding represent 136% of uninsured deposits at March 31, 2023.

•	The yield on the loan portfolio increased to 5.27% for the quarter ended March 31, 2023 compared to 5.07% for the quarter ended December 31, 2022.

•	Accumulated other comprehensive loss improved $4.7 million, or 9.5%, to $44.3 million for the quarter ended March 31, 2023 compared to $48.9 million for the quarter ended December 31, 2022. Available for sale securities comprised 98% of total investment securities at March 31, 2023 and December 31, 2022.

•	Book value per common share increased to $22.06 at March 31, 2023, or 1.2% (4.8% annualized), compared to $21.79 at December 31, 2022. Tangible book value per common share increased to $17.74 at March 31, 2023, or 1.8% (7.2% annualized), compared to $17.43 at December 31, 2022.

•	On January 27, 2023, the Bank completed its previously announced sale of certain assets, deposits and other liabilities associated with its Alice and Victoria, Texas branches to First Community Bank, a Texas state bank located in Corpus Christi, Texas. The Bank sold $13.9 million in loans and $14.5 million in deposits.

•	Investar completed the consolidation of one branch location in Louisiana in the first quarter of 2023.

•	Investar repurchased 45,975 shares of its common stock through its stock repurchase program during the quarter ended March 31, 2023, leaving 340,739 shares authorized for repurchase under the current stock repurchase plan.

Loans

Total loans were $2.11 billion at March 31, 2023, an increase of $4.3 million, or 0.2%, compared to December 31, 2022, and an increase of $231.6 million, or 12.3%, compared to March 31, 2022.

The following table sets forth the composition of the total loan portfolio as of the dates indicated (dollars in thousands).

				Linked Quarter Change		Year/Year Change		Percentage of Total Loans
	3/31/2023	12/31/2022	3/31/2022	$	%	$	%	3/31/2023	3/31/2022
Mortgage loans on real estate
Construction and development	$210,274	$201,633	$201,222	$8,641	4.3%	$9,052	4.5%	10.0%	10.7%
1-4 Family	401,329	401,377	367,520	(48)	(0.0)	33,809	9.2	19.0	19.6
Multifamily	80,980	81,812	52,500	(832)	(1.0)	28,480	54.2	3.8	2.8
Farmland	10,731	12,877	18,296	(2,146)	(16.7)	(7,565)	(41.3)	0.5	1.0
Commercial real estate
Owner-occupied	433,585	445,148	436,763	(11,563)	(2.6)	(3,178)	(0.7)	20.6	23.3
Nonowner-occupied	533,572	513,095	471,447	20,477	4.0	62,125	13.2	25.3	25.1
Commercial and industrial	425,093	435,093	314,093	(10,000)	(2.3)	111,000	35.3	20.2	16.7
Consumer	13,480	13,732	15,603	(252)	(1.8)	(2,123)	(13.6)	0.6	0.8
Total loans	$2,109,044	$2,104,767	$1,877,444	$4,277	0.2%	$231,600	12.3%	100%	100%

At March 31, 2023, the Bank’s total business lending portfolio, which consists of loans secured by owner-occupied commercial real estate properties and commercial and industrial loans, was $858.7 million, a decrease of $21.6 million, or 2.4%, compared to the business lending portfolio of $880.2 million at December 31, 2022, and an increase of $107.8 million, or 14.4%, compared to the business lending portfolio of $750.9 million at March 31, 2022. The decrease in the business lending portfolio compared to December 31, 2022 is primarily driven by tighter underwriting standards and lower demand due to economic pressures. The increase in the business lending portfolio compared to March 31, 2022 is primarily driven by increased loan production by our Commercial and Industrial Division.

Nonowner-occupied loans totaled $533.6 million at March 31, 2023, an increase of $20.5 million, or 4.0%, compared to $513.1 million at December 31, 2022, and an increase of $62.1 million, or 13.2%, compared to $471.4 million at March 31, 2022. The increase in nonowner-occupied loans compared to December 31, 2022 and March 31, 2022 is due to organic growth.

Credit Quality

Nonperforming loans were $5.7 million, or 0.27% of total loans, at March 31, 2023, a decrease of $5.6 million compared to $11.3 million, or 0.54% of total loans, at December 31, 2022, and a decrease of $20.0 million compared to $25.7 million, or 1.37% of total loans, at March 31, 2022. The decrease in nonperforming loans compared to December 31, 2022 is mainly attributable to large paydowns on the loan relationship that was impaired as a result of Hurricane Ida in the third quarter of 2021. Included in nonperforming loans are acquired loans with a balance of $1.9 million at March 31, 2023, or 34% of nonperforming loans.

On January 1, 2023, Investar adopted FASB ASC Topic 326 “Financial Instruments – Credit Losses: Measurement of Credit Losses on Financial Instruments” Update No. 2016-13. The ASU, referred to as the Current Expected Credit Loss (“CECL”) standard, requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Upon adoption, Investar recorded a one-time, cumulative effect adjustment to increase the allowance for credit losses by $5.9 million and reduce retained earnings, net of tax, by $4.3 million.

The allowance for credit losses was $30.5 million, or 535.6% and 1.45% of nonperforming and total loans, respectively, at March 31, 2023, compared to $24.4 million, or 214.9% and 1.16% of nonperforming and total loans, respectively, at December 31, 2022, and $21.1 million, or 82.1% and 1.12% of nonperforming and total loans, respectively, at March 31, 2022.

Investar recorded a provision for credit losses of $0.4 million for the quarter ended March 31, 2023 compared to a provision for credit losses of $1.3 million for the quarter ended December 31, 2022 and a negative provision for credit losses of $0.4 million for the quarter ended March 31, 2022. The decrease in the provision for credit losses compared to the quarter ended December 31, 2022 is primarily attributable to lower loan growth. The increase in the provision for credit losses compared to the quarter ended March 31, 2022 is driven by net recoveries of $0.7 million in the loan portfolio during the quarter ended March 31, 2022.

Deposits

Total deposits at March 31, 2023 were $2.15 billion, an increase of $63.3 million, or 3.0%, compared to $2.08 billion at December 31, 2022, and a decrease of $40.4 million, or 1.8%, compared to $2.19 billion at March 31, 2022. Time deposits and brokered time deposits increased, and other deposit categories decreased over the periods due to shifts into interest-bearing deposit products as a result of rising interest rates. The majority of the increase in time deposits at March 31, 2023 compared to December 31, 2022 is due to existing customer funds migrating from other deposit categories. Beginning in the fourth quarter of 2022, management utilized brokered time deposits, entirely in denominations of less than $250,000, to secure fixed cost funding and reduce short-term borrowings. The weighted average duration of brokered time deposits is approximately 17 months with a weighted average rate of 4.91%.

The following table sets forth the composition of deposits as of the dates indicated (dollars in thousands).

								Percentage of
				Linked Quarter Change		Year/Year Change		Total Deposits
	3/31/2023	12/31/2022	3/31/2022	$	%	$	%	3/31/2023	3/31/2022
Noninterest-bearing demand deposits	$508,241	$580,741	$614,416	$(72,500)	(12.5)%	$(106,175)	(17.3)%	23.7%	28.1%
Interest-bearing demand deposits	538,515	565,598	710,914	(27,083)	(4.8)	(172,399)	(24.3)	25.1	32.5
Money market deposit accounts	180,402	208,596	276,112	(28,194)	(13.5)	(95,710)	(34.7)	8.4	12.6
Savings accounts	137,336	155,176	182,532	(17,840)	(11.5)	(45,196)	(24.8)	6.4	8.4
Brokered time deposits	146,270	9,990	—	136,280	1,364.2	146,270	—	6.8	—
Time deposits	634,883	562,264	402,030	72,619	12.9	232,853	57.9	29.6	18.4
Total deposits	$2,145,647	$2,082,365	$2,186,004	$63,282	3.0%	$(40,357)	(1.8)%	100.0%	100.0%

Stockholders’ Equity

Stockholders’ equity was $218.5 million at March 31, 2023, an increase of $2.7 million, or 1.2%, compared to December 31, 2022, and a decrease of $15.2 million, or 6.5%, compared to March 31, 2022. The increase in stockholders’ equity compared to December 31, 2022 is primarily attributable to a decrease in accumulated other comprehensive loss due to an increase in the fair value of the Bank’s available for sale securities portfolio and net income for the quarter, partially offset by the adoption of the CECL standard, reflected in retained earnings. The decrease in stockholders’ equity compared to March 31, 2022 is primarily attributable to an increase in accumulated other comprehensive loss due to a decrease in the fair value of the Bank’s available for sale securities portfolio and the adoption of the CECL standard, partially offset by net income for the last twelve months.

Net Interest Income

Net interest income for the first quarter of 2023 totaled $20.2 million, a decrease of $2.3 million, or 10.4%, compared to the fourth quarter of 2022, and a decrease of $1.6 million, or 7.6%, compared to the first quarter of 2022. Total interest income was $31.0 million, $29.4 million and $23.9 million for the quarters ended March 31, 2023, December 31, 2022 and March 31, 2022, respectively. Total interest expense was $10.8 million, $6.9 million and $2.0 million for the corresponding periods. Included in net interest income for the quarters ended March 31, 2023, December 31, 2022 and March 31, 2022 is $0.1 million, $0.1 million, and $0.2 million, respectively, of interest income accretion from the acquisition of loans. Also included in net interest income for the quarters ended March 31, 2023 and March 31, 2022 are interest recoveries of $0.1 million and $0.2 million, respectively. There were no interest recoveries for the quarter ended December 31, 2022.

Investar’s net interest margin was 3.13% for the quarter ended March 31, 2023, compared to 3.50% for the quarter ended December 31, 2022 and 3.75% for the quarter ended March 31, 2022. The decrease in net interest margin for the quarter ended March 31, 2023 compared to the quarter ended December 31, 2022 was driven by a 78 basis point increase in the overall cost of funds, partially offset by a 23 basis point increase in the yield on interest-earning assets. The decrease in net interest margin for the quarter ended March 31, 2023 compared to the quarter ended March 31, 2022 was driven by a 175 basis point increase in the overall cost of funds, partially offset by a 70 basis point increase in the yield on interest-earning assets.

The yield on interest-earning assets was 4.80% for the quarter ended March 31, 2023, compared to 4.57% for the quarter ended December 31, 2022 and 4.10% for the quarter ended March 31, 2022. The increase in the yield on interest-earning assets compared to the quarter ended December 31, 2022 was primarily attributable to a 20 basis point increase in the yield on the loan portfolio. The increase in the yield on interest-earning assets compared to the quarter ended March 31, 2022 was primarily driven by a 54 basis point increase in the yield on the loan portfolio and an 87 basis point increase in the yield on the taxable securities portfolio. Prepayment penalty fees of $0.6 million were recognized as loan fees and added 12 basis points to the yield on the loan portfolio during the quarter ended March 31, 2022 as one of our large commercial loan relationships prepaid.

Exclusive of the interest income accretion from the acquisition of loans, interest recoveries, accelerated fee income recognized due to the forgiveness or pay-off of PPP loans, and the $0.6 million of prepayment penalty fees recognized during the first quarter of 2022, adjusted net interest margin decreased to 3.10% for the quarter ended March 31, 2023, compared to 3.49% for the quarter ended December 31, 2022, and 3.53% for the quarter ended March 31, 2022. The adjusted yield on interest-earning assets was 4.77% for the quarter ended March 31, 2023 compared to 4.56% and 3.88% for the quarters ended December 31, 2022 and March 31, 2022, respectively. Refer to the Reconciliation of Non-GAAP Financial Measures table for a reconciliation of GAAP to non-GAAP metrics.

The cost of deposits increased 80 basis points to 1.62% for the quarter ended March 31, 2023 compared to 0.82% for the quarter ended December 31, 2022 and increased 137 basis points compared to 0.25% for the quarter ended March 31, 2022. The increase in the cost of deposits compared to the quarters ended December 31, 2022 and March 31, 2022 resulted from both a higher average balance and an increase in rates paid on time deposits, a higher average balance on brokered time deposits, and an increase in rates paid on interest-bearing demand deposits.

The cost of short-term borrowings increased 91 basis points to 4.80% for the quarter ended March 31, 2023 compared to 3.89% for the quarter ended December 31, 2022 and increased 465 basis points compared to 0.15% for the quarter ended March 31, 2022. The increase in the cost of short-term borrowings compared to the quarters ended December 31, 2022 and March 31, 2022 resulted from both a higher average balance and an increase in rates paid on short-term advances from the Federal Home Loan Bank, the cost of which is driven by the Federal Reserve’s federal funds rate.

The overall cost of funds for the quarter ended March 31, 2023 increased 78 basis points to 2.23% compared to 1.45% for the quarter ended December 31, 2022 and increased 175 basis points compared to 0.48% for the quarter ended March 31, 2022. The increase in the cost of funds for the quarter ended March 31, 2023 compared to the quarters ended December 31, 2022 and March 31, 2022 resulted from both an increase in the cost of deposits, and a higher average balance and increased cost of short-term borrowings.

Noninterest Income

Noninterest income for the first quarter of 2023 totaled $1.1 million, a decrease of $2.4 million, or 68.7%, compared to the fourth quarter of 2022 and a decrease of $4.8 million, or 81.7%, compared to the first quarter of 2022.

The decrease in noninterest income compared to the quarter ended December 31, 2022 is driven by nontaxable income from insurance proceeds of $1.4 million recorded in the fourth quarter of 2022 related to an insurance policy for the former Chief Financial Officer of Investar and the Bank and a $0.8 million increase in loss on sale or disposition of fixed assets resulting from the sale of the Alice and Victoria, Texas branches in the first quarter of 2023. The decrease in noninterest income compared to the quarter ended March 31, 2022 is mainly attributable to $3.3 million in swap termination fees recorded in the first quarter of 2022 and a loss on sale or disposition of fixed assets of $0.9 million for the quarter ended March 31, 2023, resulting from the sale of the Alice and Victoria, Texas branches, compared to a gain on sale or disposition of fixed assets of $0.4 million for the quarter ended March 31, 2022.

Swap termination fees of $3.3 million were recorded for the quarter ended March 31, 2022 when the Bank voluntarily terminated a number of its interest rate swap agreements in response to market conditions. The Bank had no current or forward starting interest rate swap contracts as of March 31, 2023.

Noninterest Expense

Noninterest expense for the first quarter of 2023 totaled $16.2 million, an increase of $2.3 million, or 16.3%, compared to the fourth quarter of 2022, and an increase of $0.7 million, or 4.8%, compared to the first quarter of 2022.

The increase in noninterest expense for the quarter ended March 31, 2023 compared to the quarter ended December 31, 2022 was driven by a $1.8 million increase in salaries and employee benefits and $0.7 million in expenses as a result of the sale of the Alice and Victoria, Texas branch locations. The increase in salaries and employee benefits was primarily due to a $2.3 million ERC related to the second quarter of 2021, which was recognized as a credit to payroll taxes in the quarter ended December 31, 2022, partially offset by $0.6 million in severance pursuant to a separation agreement with the former Chief Financial Officer of Investar and the Bank recorded in the fourth quarter of 2022. As a result of the sale of the Alice and Victoria, Texas branches, Investar recorded $0.4 million of occupancy expense to terminate the remaining contractually obligated lease payments, $0.1 million of salaries and employee benefits for severance, $0.1 million of professional fees for legal and consulting services, and $0.1 million of depreciation and amortization to accelerate the amortization of the remaining core deposit intangible.

The increase in noninterest expense for the quarter ended March 31, 2023 compared to the quarter ended March 31, 2022 is primarily a result of $0.7 million in expenses as a result of the sale of the Alice and Victoria, Texas branch locations, discussed above, and a $0.2 million increase in salaries and employee benefits, partially offset by a $0.1 million decrease in depreciation and amortization. The increase in salaries and employee benefits compared to the first quarter of 2022 is primarily due to an increase in health insurance claims. The decrease in depreciation and amortization is primarily due to the closure of two branch locations in 2022 and the closure of the Alice and Victoria, Texas branches in January 2023.

Taxes

Investar recorded an income tax expense of $0.9 million for the quarter ended March 31, 2023, which equates to an effective tax rate of 18.7%, compared to effective tax rates of 17.5% and 20.5% for the quarters ended December 31, 2022 and March 31, 2022, respectively.

Basic and Diluted Earnings Per Common Share

Investar reported basic and diluted earnings per common share of $0.38 for the quarter ended March 31, 2023, compared to basic and diluted earnings per common share of $0.90 and $0.88, respectively, for the quarter ended December 31, 2022, and basic and diluted earnings per common share of $0.98 and $0.97, respectively, for the quarter ended March 31, 2022.

About Investar Holding Corporation

Investar, headquartered in Baton Rouge, Louisiana, provides full banking services, excluding trust services, through its wholly-owned banking subsidiary, Investar Bank, National Association. The Bank currently operates 28 branch locations serving Louisiana, Texas, and Alabama. At March 31, 2023, the Bank had 332 full-time equivalent employees and total assets of $2.8 billion.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures and ratios include “tangible common equity,” “tangible assets,” “tangible equity to tangible assets,” “tangible book value per common share,” “core noninterest income,” “core earnings before noninterest expense,” “core noninterest expense,” “core earnings before income tax expense,” “core income tax expense,” “core earnings,” “core efficiency ratio,” “core return on average assets,” “core return on average equity,” “core basic earnings per share,” and “core diluted earnings per share.” We also present certain average loan, yield, net interest income and net interest margin data adjusted to show the effects of, accelerated fee income for PPP loans, interest recoveries, interest income accretion from the acquisition of loans, and prepayment penalty fees. Management believes these non-GAAP financial measures provide information useful to investors in understanding Investar’s financial results, and Investar believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting Investar’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and Investar strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect Investar’s current views with respect to, among other things, future events and financial performance. Investar generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words.

Any forward-looking statements contained in this press release are based on the historical performance of Investar and its subsidiaries or on Investar’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by Investar that the future plans, estimates or expectations by Investar will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to Investar’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if Investar’s underlying assumptions prove to be incorrect, Investar’s actual results may vary materially from those indicated in these statements. Investar does not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. These factors include, but are not limited to, the following, any one or more of which could materially affect the outcome of future events:

•	the significant risks and uncertainties for our business, results of operations and financial condition, as well as our regulatory capital and liquidity ratios and other regulatory requirements caused by business and economic conditions generally and in the financial services industry in particular, whether nationally, regionally or in the markets in which we operate, including risks and uncertainties caused by the ongoing COVID-19 pandemic, potential continued higher inflation and interest rates, supply and labor constraints, the war in Ukraine and uncertainty regarding whether the United States Congress will raise the statutory debt limit;

•	our ability to achieve organic loan and deposit growth, and the composition of that growth;

•

changes (or the lack of changes) in interest rates, yield curves and interest rate spread relationships that affect our loan and deposit pricing, including potential continued increases in interest rates in 2023;

•

our ability to identify and enter into agreements to combine with attractive acquisition candidates, finance acquisitions, complete acquisitions after definitive agreements are entered into, and successfully integrate and grow acquired operations;

•	our adoption on January 1, 2023 of ASU 2016-13, and inaccuracy of the assumptions and estimates we make in establishing reserves for credit losses and other estimates;

•	changes in the quality or composition of our loan or investment portfolios, including adverse developments in borrower industries or in the repayment ability of individual borrowers;

•

changes in the quality and composition of, and changes in unrealized losses in, our investment portfolio, including whether we may have to sell securities before their recovery of amortized cost basis and realize losses;

•	the extent of continuing client demand for the high level of personalized service that is a key element of our banking approach as well as our ability to execute our strategy generally;

•
cessation of the one-week and two-month U.S. dollar settings of LIBOR as of December 31, 2021 and the announced cessation of the remaining U.S. dollar LIBOR setting after June 30, 2023, and the related effect on our LIBOR-based financial products and contracts, including, but not limited to, hedging products, debt obligations, investments and loans;

•	our dependence on our management team, and our ability to attract and retain qualified personnel;

•	the concentration of our business within our geographic areas of operation in Louisiana, Texas and Alabama;

•	concentration of credit exposure;

•	any deterioration in asset quality and higher loan charge-offs, and the time and effort necessary to resolve problem assets;

•	a reduction in liquidity, including as a result of a reduction in the amount of deposits we hold or other sources of liquidity;

•	ongoing disruptions in the oil and gas industry due to the significant fluctuations in the price of oil and natural gas;

•	data processing system failures and errors;

•	cyberattacks and other security breaches; and

•

hurricanes, tropical storms, tropical depressions, floods, winter storms, and other adverse weather events, all of which have affected Investar’s market areas from time to time; other natural disasters; oil spills and other man-made disasters; acts of terrorism, an outbreak or intensifying of hostilities including the war in Ukraine or other international or domestic calamities, acts of God and other matters beyond our control.

These factors should not be construed as exhaustive. Additional information on these and other risk factors can be found in Item 1A. “Risk Factors” and in the “Special Note Regarding Forward-Looking Statements” in Item 7. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Investar’s Annual Report on Form 10-K for the year ended December 31, 2022 filed with the Securities and Exchange Commission (the “SEC”).

For further information contact:

Investar Holding Corporation

John Campbell

Executive Vice President and Chief Financial Officer

(225) 227-2215

John.Campbell@investarbank.com

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Amounts in thousands, except share data)
(Unaudited)

	As of and for the three months ended
	3/31/2023	12/31/2022	3/31/2022	Linked Quarter	Year/Year
EARNINGS DATA
Total interest income	$30,977	$29,372	$23,867	5.5%	29.8%
Total interest expense	10,804	6,853	2,046	57.7	428.1
Net interest income	20,173	22,519	21,821	(10.4)	(7.6)
Provision for credit losses	388	1,268	(449)	(69.4)	186.4
Total noninterest income	1,076	3,441	5,866	(68.7)	(81.7)
Total noninterest expense	16,175	13,913	15,433	16.3	4.8
Income before income tax expense	4,686	10,779	12,703	(56.5)	(63.1)
Income tax expense	874	1,881	2,600	(53.5)	(66.4)
Net income	$3,812	$8,898	$10,103	(57.2)	(62.3)

AVERAGE BALANCE SHEET DATA
Total assets	$2,735,823	$2,677,604	$2,560,831	2.2%	6.8%
Total interest-earning assets	2,615,097	2,552,448	2,358,312	2.5	10.9
Total loans	2,103,989	2,033,117	1,862,775	3.5	12.9
Total interest-bearing deposits	1,557,665	1,482,268	1,576,643	5.1	(1.2)
Total interest-bearing liabilities	1,961,302	1,872,870	1,712,163	4.7	14.6
Total deposits	2,108,168	2,072,288	2,163,199	1.7	(2.5)
Total stockholders’ equity	219,690	211,585	246,309	3.8	(10.8)

PER SHARE DATA
Earnings:
Basic earnings per common share	$0.38	$0.90	$0.98	(57.8)%	(61.2)%
Diluted earnings per common share	0.38	0.88	0.97	(56.8)	(60.8)
Core Earnings(1):
Core basic earnings per common share(1)	0.52	0.63	0.69	(17.5)	(24.6)
Core diluted earnings per common share(1)	0.51	0.62	0.68	(17.7)	(25.0)
Book value per common share	22.06	21.79	22.66	1.2	(2.6)
Tangible book value per common share(1)	17.74	17.43	18.41	1.8	(3.6)
Common shares outstanding	9,900,648	9,901,847	10,310,212	(0.0)	(4.0)
Weighted average common shares outstanding - basic	9,908,931	9,899,192	10,335,334	0.1	(4.1)
Weighted average common shares outstanding - diluted	9,992,467	10,032,446	10,405,783	(0.4)	(4.0)

PERFORMANCE RATIOS
Return on average assets	0.57%	1.32%	1.60%	(56.8)%	(64.4)%
Core return on average assets(1)	0.76	0.92	1.13	(17.4)	(32.7)
Return on average equity	7.04	16.69	16.64	(57.8)	(57.7)
Core return on average equity(1)	9.46	11.66	11.70	(18.9)	(19.1)
Net interest margin	3.13	3.50	3.75	(10.6)	(16.5)
Net interest income to average assets	2.99	3.34	3.46	(10.5)	(13.6)
Noninterest expense to average assets	2.40	2.06	2.44	16.5	(1.6)
Efficiency ratio(2)	76.12	53.59	55.74	42.0	36.6
Core efficiency ratio(1)	69.89	63.35	64.51	10.3	8.3
Dividend payout ratio	25.00	10.56	8.67	136.7	188.4
Net charge-offs (recoveries) to average loans	0.01	—	(0.04)	—	125.0

(1) Non-GAAP financial measure. See reconciliation.
(2) Efficiency ratio represents noninterest expenses divided by the sum of net interest income (before provision for credit losses) and noninterest income.

INVESTAR HOLDING CORPORATION
SUMMARY FINANCIAL INFORMATION
(Unaudited)

	As of and for the three months ended
	3/31/2023	12/31/2022	3/31/2022	Linked Quarter	Year/Year
ASSET QUALITY RATIOS
Nonperforming assets to total assets	0.23%	0.44%	1.13%	(47.7)%	(79.6)%
Nonperforming loans to total loans	0.27	0.54	1.37	(50.0)	(80.3)
Allowance for credit losses to total loans	1.45	1.16	1.12	25.0	29.5
Allowance for credit losses to nonperforming loans	535.55	214.92	82.09	149.2	552.4

CAPITAL RATIOS
Investar Holding Corporation:
Total equity to total assets	7.94%	7.84%	9.08%	1.3%	(12.6)%
Tangible equity to tangible assets(1)	6.48	6.37	7.51	1.8	(13.7)
Tier 1 leverage ratio	8.30	8.53	8.53	(2.7)	(2.7)
Common equity tier 1 capital ratio(2)	9.64	9.79	9.76	(1.5)	(1.2)
Tier 1 capital ratio(2)	10.06	10.21	10.21	(1.5)	(1.5)
Total capital ratio(2)	13.24	13.25	13.29	(0.1)	(0.4)
Investar Bank:
Tier 1 leverage ratio	9.72	9.89	10.03	(1.7)	(3.1)
Common equity tier 1 capital ratio(2)	11.77	11.83	12.01	(0.5)	(2.0)
Tier 1 capital ratio(2)	11.77	11.83	12.01	(0.5)	(2.0)
Total capital ratio(2)	13.02	12.92	13.04	0.8	(0.2)

(1) Non-GAAP financial measure. See reconciliation.
(2) Estimated for March 31, 2023.

INVESTAR HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2023	December 31, 2022	March 31, 2022
ASSETS
Cash and due from banks	$30,571	$30,056	$45,700
Interest-bearing balances due from other banks	722	10,010	45,775
Federal funds sold	—	193	130
Cash and cash equivalents	31,293	40,259	91,605

Available for sale securities at fair value (amortized cost of $462,332, $467,316, and $436,759, respectively)	406,107	405,167	413,777
Held to maturity securities at amortized cost (estimated fair value of $7,805, $7,922, and $9,900, respectively)	8,048	8,305	9,926
Loans	2,109,044	2,104,767	1,877,444
Less: allowance for credit losses	(30,521)	(24,364)	(21,088)
Loans, net	2,078,523	2,080,403	1,856,356
Equity securities	24,617	27,254	17,904
Bank premises and equipment, net of accumulated depreciation of $21,670, $22,025, and $20,016, respectively	47,698	49,587	55,204
Other real estate owned, net	662	682	3,454
Accrued interest receivable	12,947	12,749	11,168
Deferred tax asset	16,434	16,438	6,600
Goodwill and other intangible assets, net	42,864	43,147	43,804
Bank owned life insurance	57,715	57,379	51,366
Other assets	24,761	12,437	11,544
Total assets	$2,751,669	$2,753,807	$2,572,708

LIABILITIES
Deposits
Noninterest-bearing	$508,241	$580,741	$614,416
Interest-bearing	1,637,406	1,501,624	1,571,588
Total deposits	2,145,647	2,082,365	2,186,004
Advances from Federal Home Loan Bank	300,116	387,000	78,500
Federal funds purchased	440	—	—
Repurchase agreements	—	—	1,305
Subordinated debt, net of unamortized issuance costs	44,248	44,225	43,012
Junior subordinated debt	8,545	8,515	8,420
Accrued taxes and other liabilities	34,215	15,920	21,810
Total liabilities	2,533,211	2,538,025	2,339,051

STOCKHOLDERS’ EQUITY
Preferred stock, no par value per share; 5,000,000 shares authorized	—	—	—
Common stock, $1.00 par value per share; 40,000,000 shares authorized; 9,900,648, 9,901,847, and 10,310,212 shares issued and outstanding, respectively	9,901	9,902	10,310
Surplus	146,027	146,587	153,531
Retained earnings	106,780	108,206	85,387
Accumulated other comprehensive loss	(44,250)	(48,913)	(15,571)
Total stockholders’ equity	218,458	215,782	233,657
Total liabilities and stockholders’ equity	$2,751,669	$2,753,807	$2,572,708

INVESTAR HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(Amounts in thousands, except share data)
(Unaudited)

	For the three months ended
	March 31, 2023	December 31, 2022	March 31, 2022
INTEREST INCOME
Interest and fees on loans	$27,359	$25,958	$21,726
Interest on investment securities
Taxable	3,085	2,978	1,814
Tax-exempt	105	108	141
Other interest income	428	328	186
Total interest income	30,977	29,372	23,867

INTEREST EXPENSE
Interest on deposits	6,221	3,052	976
Interest on borrowings	4,583	3,801	1,070
Total interest expense	10,804	6,853	2,046
Net interest income	20,173	22,519	21,821

Provision for credit losses	388	1,268	(449)
Net interest income after provision for credit losses	19,785	21,251	22,270

NONINTEREST INCOME
Service charges on deposit accounts	740	799	667
(Loss) gain on call or sale of investment securities, net	(1)	—	6
(Loss) gain on sale or disposition of fixed assets, net	(859)	(67)	373
(Loss) gain on sale of other real estate owned, net	(142)	2	41
Swap termination fee income	—	—	3,344
Gain on sale of loans	75	—	33
Servicing fees and fee income on serviced loans	6	13	21
Interchange fees	438	492	498
Income from bank owned life insurance	336	346	292
Change in the fair value of equity securities	(4)	12	11
Income from insurance proceeds	—	1,384	—
Other operating income	487	460	580
Total noninterest income	1,076	3,441	5,866
Income before noninterest expense	20,861	24,692	28,136

NONINTEREST EXPENSE
Depreciation and amortization	1,052	1,071	1,155
Salaries and employee benefits	9,334	7,545	9,021
Occupancy	1,024	713	641
Data processing	875	1,006	1,006
Marketing	69	74	21
Professional fees	633	436	379
Other operating expenses	3,188	3,068	3,210
Total noninterest expense	16,175	13,913	15,433
Income before income tax expense	4,686	10,779	12,703
Income tax expense	874	1,881	2,600
Net income	$3,812	$8,898	$10,103

EARNINGS PER SHARE
Basic earnings per common share	$0.38	$0.90	$0.98
Diluted earnings per common share	0.38	0.88	0.97
Cash dividends declared per common share	0.095	0.095	0.085

INVESTAR HOLDING CORPORATION
CONSOLIDATED AVERAGE BALANCE SHEET, INTEREST EARNED AND YIELD ANALYSIS
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2023			December 31, 2022			March 31, 2022
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Assets
Interest-earning assets:
Loans	$2,103,989	$27,359	5.27%	$2,033,117	$25,958	5.07%	$1,862,775	$21,726	4.73%
Securities:
Taxable	459,099	3,085	2.73	466,881	2,978	2.53	395,828	1,814	1.86
Tax-exempt	16,496	105	2.58	16,958	108	2.52	22,248	141	2.58
Interest-bearing balances with banks	35,513	428	4.89	35,492	328	3.67	77,461	186	0.97
Total interest-earning assets	2,615,097	30,977	4.80	2,552,448	29,372	4.57	2,358,312	23,867	4.10
Cash and due from banks	31,356			33,363			44,900
Intangible assets	43,000			43,262			43,928
Other assets	76,695			71,972			134,491
Allowance for credit losses	(30,325)			(23,441)			(20,800)
Total assets	$2,735,823			$2,677,604			$2,560,831

Liabilities and stockholders’ equity
Interest-bearing liabilities:
Deposits:
Interest-bearing demand deposits	$736,083	$1,594	0.88%	$822,871	$1,084	0.52%	$965,574	$339	0.14%
Brokered demand deposits	—	—	—	—	—	—	3,188	2	0.27
Savings deposits	146,093	16	0.04	160,046	18	0.04	180,568	21	0.05
Brokered time deposits	67,088	773	4.68	326	4	4.80	—	—	—
Time deposits	608,401	3,838	2.56	499,025	1,946	1.55	427,313	614	0.58
Total interest-bearing deposits	1,557,665	6,221	1.62	1,482,268	3,052	0.82	1,576,643	976	0.25
Short-term borrowings	301,033	3,562	4.80	284,384	2,785	3.89	5,616	2	0.15
Long-term debt	102,604	1,021	4.04	106,218	1,016	3.79	129,904	1,068	3.33
Total interest-bearing liabilities	1,961,302	10,804	2.23	1,872,870	6,853	1.45	1,712,163	2,046	0.48
Noninterest-bearing deposits	550,503			590,020			586,556
Other liabilities	4,328			3,129			15,803
Stockholders’ equity	219,690			211,585			246,309
Total liability and stockholders’ equity	$2,735,823			$2,677,604			$2,560,831
Net interest income/net interest margin		$20,173	3.13%		$22,519	3.50%		$21,821	3.75%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
INTEREST EARNED AND YIELD ANALYSIS ADJUSTED FOR ACCELERATED PPP INCOME, INTEREST RECOVERIES, ACCRETION, AND PREPAYMENT PENALTY FEES
(Amounts in thousands)
(Unaudited)

	For the three months ended
	March 31, 2023			December 31, 2022			March 31, 2022
		Interest			Interest			Interest
	Average	Income/		Average	Income/		Average	Income/
	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate	Balance	Expense	Yield/ Rate
Interest-earning assets:
Loans	$2,103,989	$27,359	5.27%	$2,033,117	$25,958	5.07%	$1,862,775	$21,726	4.73%
Adjustments:
Accelerated fee income for forgiven or paid off PPP loans		—			—			337
Interest recoveries		141			—			203
Accretion		55			66			208
Prepayment penalty fees		—			—			562
Adjusted loans	2,103,989	27,163	5.24	2,033,117	25,892	5.05	1,862,775	20,416	4.44
Securities:
Taxable	459,099	3,085	2.73	466,881	2,978	2.53	395,828	1,814	1.86
Tax-exempt	16,496	105	2.58	16,958	108	2.52	22,248	141	2.58
Interest-bearing balances with banks	35,513	428	4.89	35,492	328	3.67	77,461	186	0.97
Adjusted interest-earning assets	2,615,097	30,781	4.77	2,552,448	29,306	4.56	2,358,312	22,557	3.88

Total interest-bearing liabilities	1,961,302	10,804	2.23	1,872,870	6,853	1.45	1,712,163	2,046	0.48

Adjusted net interest income/adjusted net interest margin		$19,977	3.10%		$22,453	3.49%		$20,511	3.53%

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

	March 31, 2023	December 31, 2022	March 31, 2022
Tangible common equity
Total stockholders’ equity	$218,458	$215,782	$233,657
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	2,676	2,959	3,616
Trademark intangible	100	100	100
Tangible common equity	$175,594	$172,635	$189,853
Tangible assets
Total assets	$2,751,669	$2,753,807	$2,572,708
Adjustments:
Goodwill	40,088	40,088	40,088
Core deposit intangible	2,676	2,959	3,616
Trademark intangible	100	100	100
Tangible assets	$2,708,805	$2,710,660	$2,528,904

Common shares outstanding	9,900,648	9,901,847	10,310,212
Tangible equity to tangible assets	6.48%	6.37%	7.51%
Book value per common share	$22.06	$21.79	$22.66
Tangible book value per common share	17.74	17.43	18.41

INVESTAR HOLDING CORPORATION
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share data)
(Unaudited)

		Three months ended
		3/31/2023	12/31/2022	3/31/2022
Net interest income	(a)	$20,173	$22,519	$21,821
Provision for credit losses		388	1,268	(449)
Net interest income after provision for credit losses		19,785	21,251	22,270

Noninterest income	(b)	1,076	3,441	5,866
Loss (gain) on call or sale of investment securities, net		1	—	(6)
Loss (gain) on sale or disposition of fixed assets, net		859	67	(373)
Loss (gain) on sale of other real estate owned, net		142	(2)	(41)
Swap termination fee income		—	—	(3,344)
Gain on sale of loans(1)		(75)	—	—
Change in the fair value of equity securities		4	(12)	(11)
Income from insurance proceeds(2)		—	(1,384)	—
Change in the net asset value of other investments(3)		33	44	—
Core noninterest income	(d)	2,040	2,154	2,091

Core earnings before noninterest expense		21,825	23,405	24,361

Total noninterest expense	(c)	16,175	13,913	15,433
Severance(4)		—	(624)	(8)
Employee retention credit, net of consulting fees(5)		—	2,342	—
Divestiture expense(6)		(651)	—	—
Core noninterest expense	(f)	15,524	15,631	15,425

Core earnings before income tax expense		6,301	7,774	8,936
Core income tax expense(7)		1,178	1,555	1,829
Core earnings		$5,123	$6,219	$7,107

Core basic earnings per common share		0.52	0.63	0.69

Diluted earnings per common share (GAAP)		$0.38	$0.88	$0.97
Loss (gain) on sale or disposition of fixed assets, net		0.07	0.01	(0.03)
Loss (gain) on sale of other real estate owned, net		0.01	—	—
Swap termination fee income		—	—	(0.26)
Gain on sale of loans(1)		(0.01)	—	—
Income from insurance proceeds(2)		—	(0.14)	—
Severance(4)		—	0.05	—
Employee retention credit, net of consulting fees(5)		—	(0.18)	—
Divestiture expense(6)		0.06	—	—
Core diluted earnings per common share		$0.51	$0.62	$0.68

Efficiency ratio	(c) / (a+b)	76.12%	53.59%	55.74%
Core efficiency ratio	(f) / (a+d)	69.89	63.35	64.51
Core return on average assets(8)		0.76	0.92	1.13
Core return on average equity(8)		9.46	11.66	11.70
Total average assets		$2,735,823	$2,677,604	$2,560,831
Total average stockholders’ equity		219,690	211,585	246,309

(1) Adjustment to noninterest income recorded upon completion of the sale of the Alice and Victoria branches for remaining discount on loans sold.
(2) Income from insurance proceeds represents nontaxable income related to an insurance policy for the former Chief Financial Officer of Investar and the Bank.

(3) Change in net asset value of other investments represents unrealized gains or losses or Investar’s investments in Small Business Investment Companies and other investment funds and is included in other operating income in the accompanying consolidated statements of income.

(4) Severance in the fourth quarter of 2022 represents a comprehensive severance package for the former Chief Financial Officer of Investar and the Bank.
(5) ERC represents a broad based refundable payroll tax credit that incentivized businesses to retain employees on the payroll during the COVID-19 pandemic.
(6) Adjustments to noninterest expenses directly attributable to the sale of the Alice and Victoria, Texas branch locations, consisting of $0.4 million of occupancy expense to terminate the remaining contractually obligated lease payments, $0.1 million of salaries and employee benefits for severance, $0.1 million of professional fees for legal and consulting services, and $0.1 million of depreciation and amortization to accelerate the amortization of the remaining core deposit intangible.
(7) Core income tax expense is calculated using the effective tax rates of 18.7% and 20.5% for the quarters ended March 31, 2023 and March 31, 2022, respectively. Core income tax expense for the quarter ended December 31, 2022 is calculated using an effective tax rate of 20.0%, which is adjusted to account for the exclusion of the income from insurance proceeds, which is nontaxable income, from the calculation of core earnings.
(8) Core earnings used in calculation. No adjustments were made to average assets or average equity.